5BARz International Inc. Announces Closing of Private Placement

SEATTLE, June 11, 2013 -- 5BARz International Inc. (OTCBB: BARZ), (Boerse- Berlin: O5B), (www.5BARz.com) ("5BARz" or “the Company") announced today that it has completed a closing of its private placement, resulting in gross proceeds of $626,750. The Company issued 12,535,000 units, with each unit comprised of one common share, and one warrant to acquire an additional common share for proceeds of $0.20. The warrants expire two years from the date of issuance.

Daniel Bland, President & CEO of 5BARz, stated, “This private placement represents a very important first step in a series of planned developments which will serve to accelerate the commercialization of the 5BARz patented technology. We are confident, that based upon the groundwork completed over the past several years, we have formed a solid foundation of cutting edge technology and strategic business developments which have positioned the Company for a rapid proliferation of corporate developments to achieve our business objectives.”

About 5BARz International:

5BARz International Inc., along with its consolidated subsidiaries, are in the process of developing the global commercialization of a patented product technology branded under the name 5BARz™. 5BARz™ is a cellular network infrastructure device for use in the small office, home or when you are mobile. 5BARz™ incorporates a patented technology to create a highly engineered, single-piece, plug 'n play unit, which is not disruptive to the wireless networks, and strengthens weak cellular signals to deliver high quality signals for voice, data and video reception on cell phones and other cellular equipped devices. 5BARz™ represents a key solution for cellular network operators in providing clear, high-quality signal for their subscribers with a growing need for high quality connectivity.

5BARz International Inc.'s shares are publicly traded on the OTCBB under the ticker symbol BARZ in the US and on the Berlin Stock Exchange (www.boerse-berlin.com) under symbol "O5B").

For additional information:

Investor Relations Contact:
Consulting for Strategic Growth 1 Ltd.
Stanley Wunderlich, 800-625-2236 ext. 7770
Email: info@cfsg1.com

Safe Harbor Statement

This press release contains statements, which may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of 5BARz International, Inc., and members of their management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.